Exhibit 99.1

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CONTACT:	http://www.dovercorporation.com
Paul Goldberg
Treasurer & Director of Investor Relations
212.922.1640
DOVER’S CHAIRMAN WILL RETIRE AFTER DISTINGUISHED CAREER
New York, NY, Tuesday, March 11, 2008 – Dover Corporation (NYSE: DOV) announced today that Thomas L. Reece, Chairman of the Board, has decided to fully retire from Dover after a long and distinguished career of more than 40 years with the Corporation. Accordingly, he will not stand for re-election at the Corporation’s annual shareholders meeting to be held on May 1, 2008, when his retirement as Chairman will be effective.
The Company also announced that its Board has elected James L. Koley as Lead Director. Mr. Koley, who has been on the Board since 1989, currently serves as Chairman of the Governance and Nominating Committee. It is anticipated that he will be elected Chairman of the Board at the May 2008 Board meeting, when Mr. Reece’s term expires.
Mr. Reece began his business career in 1965 at the age of 22 when he joined Ronningen-Petter, a company acquired by Dover in 1968.  He became President of Ronningen-Petter in 1971 and was subsequently promoted to increased responsibilities as president of two other Dover companies (De-Sta-Co and Norris).  In 1985, as Dover reorganized into four subsidiaries, he became the first President and CEO of Dover Resources. In 1993, Mr. Reece was named President, Chief Operating Officer and a director of Dover. He became Chief Executive Officer in 1994, and was elected as Chairman of the Board in 1999.
Mr. Reece commented: “I have enjoyed a wonderful relationship with Dover, and I will miss my association with the many great people who have made Dover the successful company that it is today. I offer my sincerest thanks for their support and friendship over my long career. I most fervently wish the best of continued success for all of them, as well as for Dover Corporation, for many years to come. At the same time, I look forward to having more time to spend with family and pursue various philanthropic activities.”
Speaking on behalf of Dover, Mr. Ronald L. Hoffman, President and Chief Executive Officer said: “All of us within Dover have treasured Tom’s leadership and dedication to Dover’s unique culture over the years. We want to sincerely thank him for his long and distinguished service to Dover and wish him the very best as he pursues a multitude of family and philanthropic interests.”
Dover Corporation, with over $7 billion in annualized revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets.